UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ARCTIC CAT INC.

(Name of Registrant as Specified in Its Charter)

N/A

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ARCTIC CAT INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 2, 2006

        Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Arctic Cat Inc. (the “Company”) will be held at 601 Brooks Avenue South, Thief River Falls, Minnesota 56701, on Wednesday, August 2, 2006 at 4:00 p.m. for the following purposes:

1.	To elect two directors to serve a three-year term; and
2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

        The Board of Directors has fixed the close of business on June 9, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Since it is important that your shares be represented at the Annual Meeting, whether or not you personally plan to attend, you are requested to sign, date and promptly return your proxy card in the enclosed envelope. If you are a record holder, you may also submit your proxy by telephone or through the Internet by following the instructions on the proxy card. If you own shares in “street name,” i.e., through a broker, you should follow the instructions provided by the broker. Returning your signed proxy or submitting your proxy by telephone or through the Internet will not prevent you from voting in person at the Annual Meeting, should you desire to do so.

By Order of the Board of Directors,

Timothy C. Delmore,
Secretary

Thief River Falls, Minnesota
June 30, 2006

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

ARCTIC CAT INC.
601 Brooks Avenue South
Thief River Falls, MN 56701

PROXY STATEMENT
Annual Meeting of Shareholders
August 2, 2006

        This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Arctic Cat Inc., a Minnesota corporation (the “Company”), of proxies for the Annual Meeting of Shareholders of the Company to be held at 601 Brooks Avenue South, Thief River Falls, MN 56701, on Wednesday, August 2, 2006 at 4:00 p.m., Central Daylight Time, or any adjournment or adjournments thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about June 30, 2006.

        The Company’s Annual Report for the fiscal year ended March 31, 2006, including audited financial statements, is being mailed to shareholders concurrently with this Proxy Statement.

        The total number of shares outstanding and entitled to vote at the Annual Meeting as of June 9, 2006 consists of 12,688,606 shares of $.01 par value Common Stock (excluding 6,717,000 shares of Class B Common Stock which do not vote with the Common Stock in the general election of directors; see “Election of Directors”). Each share of Common Stock is entitled to one vote and there is no cumulative voting. Only shareholders of record at the close of business on June 9, 2006 will be entitled to vote at the Annual Meeting.

        Proxies may be sent to the Company using the enclosed proxy card, or by record holders by submitting a proxy by telephone or through the Internet, as permitted by Minnesota law. Shares represented by proxies properly signed, dated and returned, or submitted by telephone or through the Internet, will be voted at the Annual Meeting in accordance with the instructions set forth therein. If a proxy is properly signed, or submitted by telephone or through the Internet, but contains no instructions, the shares represented thereby will be voted FOR the director nominees and at the discretion of the proxyholders as to any other matters which may properly come before the Annual Meeting.

        The presence in person or by proxy of a majority of the voting power of shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Abstentions will be treated as shares present for purposes of determining the existence of a quorum and in tabulating votes cast on proposals presented to shareholders. An item of business will be approved if it receives the affirmative vote of the holders of a majority of the shares present and entitled to vote on that item of business. Consequently, abstentions (or “withhold authority” as to directors) will have the same effect as a negative vote. If a broker indicates on a proxy that it does not have discretionary authority to vote on an item of business (a “broker non-vote”), the shares represented by the proxy will be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to that item of business.

        Each proxy may be revoked at any time before it is voted by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company or by attending the Annual Meeting and voting in person. To revoke a proxy previously submitted by telephone or through the Internet, the shareholder could also simply vote again at a later date using the same procedures, in which case the later vote will be recorded and the earlier vote revoked. Record holders wishing to vote by telephone or through the Internet should note that they must do so before noon (Central Daylight Time) on Tuesday, August 1, 2006. After that time, telephone and Internet voting will not be permitted and a shareholder wishing to vote, or revoke an earlier proxy, after such time must submit a signed proxy card or vote in person.

PROPOSAL 1

ELECTION OF DIRECTORS

        Pursuant to the Company’s Restated Articles of Incorporation, the Board of Directors is divided into three classes of directors, each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote, and generally, one-third of the directors belong to each class. This year, upon the recommendation of the Governance Committee, the Board of Directors, including a majority of the independent directors, has nominated two directors: William G. Ness and Gregg A. Ostrander, incumbent directors whose terms expire this year. If elected, Messrs. Ness’ and Ostrander’s terms will expire in 2009. It is intended that proxies will be voted for such nominees. The Company believes that the nominees will be able to serve; but should either of them be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee(s) as the Board may propose.

        In addition, in accordance with a Stock Purchase Agreement dated July 18, 1988 between Suzuki Motor Corporation (“Suzuki”) and the Company pursuant to which Suzuki purchased 7,560,000 shares (as adjusted for subsequent stock splits) of the Company’s Class B Common Stock (constituting all outstanding shares of Class B Common Stock), Suzuki is entitled to elect one member of the Board of Directors. In August 2004, Masayoshi Ito was elected to the Board of Directors by Suzuki.

        The name and age of the nominees and the other directors and their principal occupations are set forth below, based upon information furnished to the Company by the nominees and directors. Unless otherwise indicated, each of the nominees and directors has held their respective identified positions for more than the past five years. Each of the directors, except Messrs. Twomey and Ness, have been determined by the Governance Committee to qualify as an “independent director” as defined by the rules of the National Association of Securities Dealers for companies listed on the Nasdaq Stock Market.

Name, Age and Principal Occupation	Director Since

Nominated for a term ending in 2009:
William G. Ness, 68, Vice Chairman of the Board of Directors of the Company; Chairman of the Board of Directors of the Company from 1982 to 2003; Chief Executive Officer of the Company from 1982 to 1986; Director of Itasca Bemidji, Inc. from 1986 to 2005; Director of Mesaba Aviation, Inc. from 1981 to 1995.	1982
Gregg A. Ostrander, 53, Chairman of the Board of Directors and Chief Executive Officer of Michael Foods, Inc. (a food processing manufacturer) since 1993; Director of Birds Eye Foods, Inc.	1995
Other directors whose terms of office will continue after the Annual Meeting and whose terms expire in 2007:
Susan E. Lester, 49, Private investor; Chief Financial Officer, Homeside Lending, Inc. (a mortgage bank) from October 2001 to May 2002; Chief Financial Officer, U.S. Bancorporation (a commercial bank) from February 1996 to May 2000; Director of First Community Bancorporation and Bremer Investment Funds, Inc.	2004

Name, Age and Principal Occupation	Director Since

Christopher A. Twomey, 58, Chairman of the Board of Directors of the Company; President and Chief Executive Officer of the Company since January 1986; Director of The Toro Company and Universal Trailer Corporation.	1987
Other directors whose terms of office will continue after the Annual Meeting and whose terms expire in 2008:
Robert J. Dondelinger, 70, Co-owner and Chairman of the Board of Northern Motors (a General Motors dealership) since 1965.	1983
William I. Hagen, 68, Retired following more than 35 years owning and operating a nationwide trucking company; Part owner and Director of Border Bancshares, Inc. (a bank holding company that owns seven banks in northwestern Minnesota); Owner and operator of a farm in northern Minnesota.	1983

Name, Age and Principal Occupation	Director Since

Kenneth J. Roering, 64, Currently a Professor of Marketing at the Carlson School of Management at the University of Minnesota; served as Department Chair for ten years and occupied the Pillsbury Company Chair in Marketing for 20 years; has published more than 70 articles in professional journals, written two books, and edited three collections of scholarly writings in the areas of marketing strategy and new product development; has received various teaching and research awards for his work, including AMA Distinguished Faculty and University of Minnesota Outstanding Graduate Teacher; has consulted with more than 50 companies including, American Express, Motorola, Ecolab, 3M, Cargill, Carlson Companies, Pillsbury, and Medtronic; has been a director of several companies and currently serves on the Board of Innovex Inc.; has directed and participated in management development programs throughout the world.	1996
Director elected by Class B Common Stock:
Masayoshi Ito, 51, General Manager America/Europe Motorcycle Marketing Department, Suzuki Motor Corporation since April 2004; President Suzuki France S.A.S. from May 2003 to March 2004; General Manager Europe Motorcycle Marketing Department from September 2002 to April 2003; Group Leader North America & Oceania Marketing Group and America/Europe Motorcycle Marketing Department from April 2002 to August 2002; General Manager of Suzuki Manufacturing of America Corporation (SMAC) from January 2001 to March 2002; Group Leader Europe Motorcycle Marketing Department from January 2000 to December 2000.	2004

        Vote Required.    The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote is required for the election of the nominees.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES.

        Director Emeritus.    Mr. Lowell T. Swenson retired as a director in 1998. Recognizing Mr. Swenson’s long-standing contributions to the Company and exemplary service throughout his 15-year term as a director, as well as his service in the snowmobile industry for more than thirty years, the Board of Directors determined that the Company would benefit from a continued association with Mr. Swenson and appointed him a Director Emeritus upon his retirement. As a Director Emeritus, Mr. Swenson is invited to attend all Board meetings, but he is not entitled to vote at such meetings and does not have responsibility for the Board’s actions. He is not entitled to compensation paid to outside directors of the Company but is entitled to reimbursement of out-of-pocket expenses incurred in attending Board meetings and is entitled to indemnification in his role as a Director Emeritus.

        Meetings.    During fiscal 2006, the Board of Directors met six times. Each director, except the director elected by the holder of the Class B Common Stock, attended more than 75% of the meetings of the Board of Directors and any committee on which he/she served. It is the Company’s policy that all directors, except the director elected by the holder of the Class B Common Stock, should attend the Annual Meeting of Shareholders. All directors elected by the holders of Common Stock attended the 2005 Annual Meeting of Shareholders.

        Board Committees.    The Board established a Compensation Committee, an Audit Committee and a Governance Committee. The Compensation Committee, which currently consists of Messrs. Dondelinger (Chair), Hagen, Ness and Ostrander, met two times during fiscal 2006. All members, with the exception of Mr. Ness, are independent directors as defined by the rules of the National Association of Securities Dealers for companies listed on the Nasdaq Stock Market. The Compensation Committee assists in defining the Company’s compensation policies and administering its compensation plans, reviews management’s recommendations and makes its own recommendations to the Board with respect to Company executives’ salaries, bonuses and stock option grants, and reviews the Company’s retirement plans and employee benefits. The independent director members of the full Board of Directors then vote on all determinations of executive compensation. The Compensation Committee Charter is available to shareholders on the Company’s website located at www.arcticcat.com. The Board of Directors has established a Stock Grant Subcommittee of the Compensation Committee, currently composed of Messrs. Ostrander and Roering, for the purpose of granting awards under the Company’s stock option plans.

        The Audit Committee, which currently consists of Messrs. Ostrander (Chair), Hagen and Roering and Ms. Lester, met six times during fiscal 2006. All members of the Company’s Audit Committee are independent directors as defined by the rules of the National Association of Securities Dealers for companies listed on the Nasdaq National Market. The Board of Directors has determined that Susan E. Lester, a member of the Company’s Audit Committee, is an “audit committee financial expert” as that term is defined in rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee has sole authority and direct responsibility for the appointment, compensation, retention and oversight of the independent auditors, meets with the Company’s independent auditors and representatives of management to review the internal and external financial reporting of the Company, reviews the scope of the independent auditors’ examination and audit procedures to be utilized, considers comments by the auditors regarding internal controls and accounting procedures and management’s response to those comments and pre-approves any audit and non-audit services to be provided by the Company’s independent auditors. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available to shareholders on the Company’s website located at www.arcticcat.com.

        The Governance Committee, which currently consists of Messrs. Roering (Chair), Dondelinger and Ness and Ms. Lester, met two times during fiscal 2006. All members, with the exception of Mr. Ness, are independent directors as defined by the rules of the National Association of Securities Dealers for companies listed on the Nasdaq Stock Market. The primary purpose of the Governance Committee is to ensure an appropriate and effective role for the Board of Directors in the governance of the Company. The primary recurring duties and responsibilities of the Governance Committee include (1) reviewing and recommending to the Board corporate governance polices and procedures; (2) reviewing the Company’s Code of Conduct and compliance thereof; (3) identifying and educating the Company’s directors; (4) evaluating the Board of Directors; and (5) recommending to the Board compensation policies, practices and levels of compensation for the Board. The independent director members of the full Board of Directors then vote on all director nominations. The Governance Committee Charter is available to shareholders on the Company’s website located at www.arcticcat.com.

        In identifying prospective director candidates, the Governance Committee considers its personal contacts, recommendations from shareholders and recommendations from business and professional sources, including executive search firms. An executive search firm was put on retainer with the Company to identify director candidates. The Governance Committee’s policy is to consider qualified candidates for positions on the Board recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership, rather than directly nominate an individual, should submit the recommendations in writing to the Secretary of the Company at least ninety (90) days prior to the meeting date corresponding to the previous year’s annual meeting, with the submitting shareholder’s name and address and pertinent information about the proposed nominee similar to that set forth for the nominees named herein. When evaluating the qualifications of potential new director candidates, or the continued service of existing directors, the Governance Committee will consider a variety of criteria, including the individual’s integrity, inquisitiveness, experience dealing with complex problems, specialized skills or expertise, diversity of background, independence, financial expertise, freedom from conflicts of interest, ability to understand the role of a director and ability to fully perform the duties of a director. While candidates recommended by shareholders will generally be considered in the same manner as any other candidate, special consideration will be given to existing directors desiring to stand for re-election given their history of service and their knowledge of the Company, as well as the Board’s knowledge of their level of contribution, resulting from such service.

        A shareholder intending to independently nominate an individual as a director at an annual meeting, rather than recommend the individual to the Governance Committee for consideration as a nominee, must comply with the advance notice requirements set forth in the Company’s Bylaws. The Company’s Bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors provided that such shareholder has provided written notice of such intention to the Secretary of the Company. Such notice must be given not less than sixty (60) days nor more than ninety (90) days prior to the meeting date corresponding to the previous year’s annual meeting.

        Shareholders wishing to recommend for nomination or to nominate a director should contact the Company’s Secretary for a copy of the relevant procedure for submitting recommendations and nominations and a full delineation of the criteria considered by the Governance Committee when evaluating potential new directors or the continued service of existing directors.

        Remuneration of Directors.    All non-employee directors other than the representative of Class B Common Stock currently receive $5,000 per quarter, $1,000 per meeting attended in person, $750 per committee meeting and $3,500 additional compensation per year if they serve as a committee chair, in addition to out-of-pocket expenses incurred on behalf of the Company. In addition, pursuant to the Company’s 2002 Stock Plan, each non-employee director automatically receives on the date of election or re-election as a director, or appointment as a director by action of the Board during the period between shareholder meetings, and on the date of each subsequent annual or special shareholder meeting at which action is taken to elect any director if the non-employee director’s term is not up for election that year and the non-employee director is serving an unexpired term (provided that the non-employee director has served for at least six months), an option to purchase 6,000 shares of the Company’s Common Stock at an option price equal to the fair market value of the Company’s Common Stock on the date the option is granted. These options have terms expiring five years following termination of service as a director and are exercisable at any time following the date of grant. The 2002 Stock Plan also permits granting of additional or alternative options to directors at the discretion of the Board. The director elected by the holder of Class B Common Stock is reimbursed for out-of-pocket expenses incurred on behalf of the Company and does not receive the remuneration described above.

         Communications with the Board of Directors.    The Company’s Board of Directors provides a process for shareholders to send communications to the Board of Directors. The manner in which shareholders can send communications to the Board is set forth on the Company’s website located at www.arcticcat.com.

        Code of Conduct.    The Company’s Board of Directors has adopted a code of ethics known as the “Arctic Cat Inc. Code of Conduct,” which applies to the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions, as well as the other officers, directors, employees, consultants, agents and representatives of the Company. The Company believes that the Code of Conduct not only documents its historic good business practices, but sets forth guidelines for ensuring that all Company personnel act with the highest standards of integrity. The Arctic Cat Inc. Code of Conduct is posted on the Company’s web site at www.arcticcat.com.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

        The following table shows, for fiscal years 2006, 2005 and 2004, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Christopher A. Twomey, the Company’s Chief Executive Officer, and to each of the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (collectively with Mr. Twomey, the “Named Executives”).

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION		LONG-TERM COMPENSATION

Name and Principal Position	Year	Salary	Bonus	Securities Underlying Options (#)	All Other Compensation(1)

Christopher A. Twomey President and Chief Executive Officer	2006	$517,720	$162,150	90,000	$6,110
	2005	502,640	165,871	80,000	5,974
	2004	488,000	301,584	100,000	6,000
Robert Bonev(2) Vice President — Marketing	2006	$235,000	$44,162	40,000	$6,000
	2005	235,000	65,331	35,000	5,951
	2004	228,000	107,343	50,000	6,154
Timothy C. Delmore Chief Financial Officer and Secretary	2006	$242,000	$67,257	40,000	$6,141
	2005	235,000	67,680	35,000	6,071
	2004	228,000	109,052	50,000	5,319
Ronald G. Ray Vice President — Operations	2006	$231,800	$67,899	25,000	$6,000
	2005	225,000	68,175	25,000	6,193
	2004	202,000	81,487	20,000	6,045
Ole E. Tweet Vice President — New Product Development	2006	$203,000	$46,925	17,500	$6,000
	2005	197,000	47,083	15,000	7,081
	2004	191,000	74,184	20,000	6,044

(1)	Includes contributions by the Company to the individual’s 401(k) retirement plan account.
(2)	Although Mr. Bonev was an executive officer of the Company in fiscal 2006, he is no longer employed by the Company.

Employment Agreements

        The Company has entered into employment agreements with each of its executive officers which provide, among other things, for a lump-sum cash severance payment to each such executive equal to approximately three times the executive’s average annual compensation over the preceding five years plus certain fringe benefits under certain circumstances following a “change in control” of the Company. In general, a “change in control” would occur when there has been any change in the controlling persons reported in the Company’s proxy statement, when 20% or more of the Company’s outstanding voting stock is acquired by any person, when current members of the Board of Directors or their successors elected or nominated by such members cease to constitute at least 75% of the Board of Directors, when the Company merges or consolidates with or sells substantially all its assets to any person or entity or when the Company’s shareholders approve a plan of liquidation or dissolution of the Company. The employment agreements also prohibit disclosure of confidential information concerning the Company and require disclosure and assignment of inventions, discoveries and other works relating to the executive’s employment. If a “change in control” had occurred at the end of fiscal 2006 and the executive’s employment was terminated, the Named Executives would have received the amounts indicated, which includes deemed compensation during the preceding five years from the exercise of stock options: Mr. Twomey, $3,671,559; Mr. Bonev, $822,837; Mr. Delmore, $1,408,942; Mr. Ray, $1,082,099 and Mr. Tweet, $700,510.

        The Company has also entered into employment agreements with each of its executive officers pursuant to which they will receive upon termination of employment, other than by the Company for “cause,” for a twelve-month period, (i) with respect to Mr. Twomey, an amount equal to his average annual cash compensation over the five-year period immediately preceding the date of termination and with respect to the other executive officers, an amount equal to their average annual salary over the three-year period immediately preceding the date of termination, and (ii) the employee benefits received prior to termination. The employment agreements also restrict each executive officer from certain competitive employment following termination and prohibit disclosure of confidential information concerning the Company. Mr. Twomey, upon termination of his employment for any reason, will also receive $175,000 of deferred compensation. If the Named Executives had been terminated at the end of the last fiscal year for a reason other than cause, they would have received the following amounts pursuant to the employment agreements: Mr. Twomey, $896,330; Mr. Bonev, $232,667; Mr. Delmore, $235,000; Mr. Ray, $219,600 and Mr. Tweet, $197,000.

Stock Options

        The following table contains information concerning individual grants of stock options during the last fiscal year for the Named Executives.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($)	Market Price on Grant Date ($)	Expiration Date	Grant Date Present Value ($)(2)

Christopher A. Twomey	90,000(1)	30%	$21.96	$21.96	8/3/2015	$615,699
Robert Bonev	40,000(1)	13%	$21.96	$21.96	8/3/2015	$273,644
Timothy C. Delmore	40,000(1)	13%	$21.96	$21.96	8/3/2015	$273,644
Ronald G. Ray	25,000(1)	8%	$21.96	$21.96	8/3/2015	$171,028
Ole E. Tweet	17,500(1)	6%	$21.96	$21.96	8/3/2015	$119,719

(1)	Becomes exercisable with respect to one-third of the shares of Common Stock subject to the option on August 3, 2006, 2007 and 2008.

(2)	Based upon the Black-Scholes valuation method. Assumptions used include an expected term of five years, risk-free interest rate of 5%, dividend yield of 1.27% and historical volatility of 30%.

        The following table contains information concerning the exercise of options during fiscal 2006 and the value of options previously granted under the Company’s Stock Option Plans which were held by the Named Executives at the end of the last fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(1)

Name	Shares Acquired On Exercise(#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher A. Twomey	0	$0	379,383	176,666	$3,121,020	$289,999
Robert Bonev	0	$0	115,818	79,999	$729,886	$134,498
Timothy C. Delmore	0	$0	90,000	79,999	$488,177	$134,498
Ronald G. Ray	20,000	$174,539	21,668	48,332	$40,402	$72,698
Ole E. Tweet	31,667	$164,791	5,000	34,166	$0	$56,948

(1)	Based on a market price of $24.06 per share of Common Stock on March 31, 2006.

Compensation Committee Report on Executive Compensation

        Compensation of the Company’s executives is annually reviewed by the four-member Compensation Committee of the Board composed of Messrs. Dondelinger, Hagen, Ness and Ostrander. The Compensation Committee makes recommendations to the full Board regarding proposed compensation for the Company’s executives. During fiscal 2006, the independent director members of the Board of Directors reviewed and approved all compensation matters for the Company’s executives. Pursuant to SEC rules designed to enhance disclosure of companies’ policies with regard to executive compensation, set forth below is a report submitted by the Compensation Committee addressing the Company’s compensation policies for fiscal 2006 as they affected the Named Executives. The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

        Compensation Philosophy.    The Company has three basic objectives for its executive compensation program: attraction and retention of executives who contribute to the long-term success of the Company; payment for performance; and alignment of the interests of management with those of the shareholders. The Company’s executive compensation program is currently a target-based performance incentive plan intended to accomplish the basic objectives.

        The Compensation Committee with the assistance of a nationally recognized compensation consulting firm analyzes general industry as well as industry specific and other peer company data to establish compensation market targets which have been generally in line with medium market levels and are competitive for the Company’s industry, geographic location as well as companies of similar revenue size.

         Base Pay.    In order to assure the Company’s ability to attract and retain qualified executives, the Compensation Committee believes that base pay should generally be in a range between 85% and 115% of the market target. Current base pay for the Named Executives is within the range established for each position and each individual.

        Annual Incentive Awards.    Each executive is eligible to receive annual cash incentive awards based on corporate and individual performance. The annual incentive program awards each Named Executive, with the exception of Mr. Twomey, a percentage of base salary with 80% of the award tied to the Company’s earnings and 20% tied to the individual’s performance. Mr. Twomey’s award is tied 100% to Company earnings. With regard to the portion of the annual incentive tied to the Company’s earnings, the Board of Directors annually establishes an earnings target, a minimum earnings threshold below which an annual incentive will not be paid, and a maximum incentive level. In addition, individual performance goals are established annually for each executive and incentive awards are paid based on individual accomplishments. The Compensation Committee believes that placing a meaningful portion of an executive’s overall compensation at total risk, based on the Company’s earnings and the individual’s performance, is the best way to focus attention on the short and intermediate-term goals of the Company and encourage high levels of performance from each executive. The Compensation Committee believes that total annual cash compensation target including base and incentives should be 85% to 115% of the competitive market.

        Long-Term Incentives.    Aligning the interests of management with those of shareholders is accomplished through longer term incentives directly related to the improvement in long-term shareholder value. The Compensation Committee believes this is accomplished with the award of stock options to the Named Executives and other key personnel. For the Named Executives, stock options valued at amounts designed to bring total executive compensation generally in line with median market levels are awarded annually and vest over three years. Stock options have value for the executive officers only if the price of the Company’s stock appreciates in value from the date of grant. Shareholders also benefit from such stock price appreciation. The Compensation Committee believes that stock options encourage and reward effective management which, in turn, results in the long-term corporate financial success as measured by stock price appreciation.

        Other Compensation Programs.    The Company maintains certain broad based employee benefit plans in which its executive officers, including the Named Executives, have been permitted to participate, including retirement, life, and health insurance plans. The Company’s retirement plan is a 401(k) plan which allows all eligible employees to make pre-tax contributions and in which the Company matches employee contributions in an amount equal to the employee’s contribution up to a maximum of 3% of the employee’s base salary.

        Mr. Twomey’s Fiscal 2006 Compensation.    Mr. Twomey’s base pay for fiscal 2006 of $517,720 was determined in a similar manner as the other Named Executives, with the base pay equal to 88% of the market targets. Mr. Twomey’s annual incentive award of $162,150 was determined in accordance with the annual incentive plan in a similar manner as the other Named Executives, with 100% of the award tied to the Company’s earnings. Mr. Twomey’s total cash compensation for fiscal 2006 was at 73% of the market targets.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Robert J. Dondelinger	William I. Hagen	William G. Ness	Gregg A. Ostrander

Compensation Committee Interlocks and Insider Participation

        As described below, Mr. Dondelinger, a director and member of the Compensation Committee of the Board, has a relationship with an entity which engages in certain transactions with the Company which require disclosure. See “Certain Transactions.” Mr. Ness, a director and member of the Compensation Committee of the Board, was formerly an officer of the Company.

Certain Transactions

        Since the Company first began production in August 1983, it has purchased engines for its products from Suzuki pursuant to contracts which are renewed annually and which stipulate price and general terms of delivery of engines. During the last fiscal year, the Company paid Suzuki approximately $128,844,000 for engines, service parts and tooling. Terms of the agreement were, and renewal rates are, the subject of arms-length negotiation on terms no less favorable to the Company than the Company could otherwise obtain.

        During the last fiscal year, the Company purchased wiring harnesses from Itasca Bemidji, Inc. (“IBI”), a company in which Mr. Ness, a director of the Company, owned approximately 14% of the outstanding stock until June 2005. During the last fiscal year, the Company paid IBI approximately $2,437,876 for harnesses. The prices paid by the Company were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to the Company than the Company could otherwise obtain.

        During the last fiscal year, the Company purchased certain vehicles from Northern Motors, a General Motors dealership in which Mr. Dondelinger, a director of the Company, is Co-Owner and Chairman of the Board. During the last fiscal year, the Company paid Northern Motors approximately $142,050 for vehicles, repairs and other miscellaneous items. The prices paid by the Company were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to the Company than the Company could otherwise obtain.

        On May 1, 2003, Miller & Hagen Investments, LLP of which Mr. Hagen, a director of the Company, is a partner entered into a five year lease with the Company. The lease is for approximately 14,350 square feet consisting of warehouse, machine shop and office space located in Thief River Falls, Minnesota. The rent is $55,000 annually, a rate which was the subject of arms-length negotiation and is no less favorable to the Company than the Company could otherwise obtain.

        Notwithstanding these transactions, Messrs. Dondelinger and Hagen are each considered an “independent director” under the rules of the National Association of Securities Dealers for companies listed on the Nasdaq Stock Market and have been so determined by the Board of Directors given the relatively small size of the transactions.

Performance Graph

        In accordance with the rules of the SEC, the following performance graph compares performance of the Company’s Common Stock on the Nasdaq Stock Market to the Standard & Poor’s 500 Index and to the Recreational Vehicles Index (indicated below as the “Hemscott Group Index,” following a name change) prepared by Hemscott, Inc. (formerly known as CoreData, LLC). The graph compares on an annual basis the cumulative total shareholder return on $100 invested on March 31, 2001, and assumes reinvestment of all dividends and has been adjusted to reflect stock splits. The performance graph is not necessarily indicative of future investment performance.

	MARCH 31,

	2001	2002	2003	2004	2005	2006

Arctic Cat Inc.	$100.00	$149.45	$117.55	$193.35	$208.48	$187.83
Hemscott Group Index	100.00	148.24	108.38	161.46	179.25	171.74
S&P 500 Index	100.00	100.24	75.42	101.91	108.73	121.48

        The performance graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the 1933 Act or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

BENEFICIAL OWNERSHIP OF CAPITAL STOCK

        The following table presents information provided to the Company as to the beneficial ownership of the Company’s capital stock as of June 9, 2006 by (i) the only shareholders known to the Company to hold 5% or more of such stock, (ii) each of the nominees, directors and Named Executives of the Company and (iii) all directors and officers as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

Beneficial Owners	Capital Stock Beneficially Owned(1)		Percent of Outstanding Shares of Common Stock	Percent of Outstanding Shares of Capital Stock

Suzuki Motor Corporation 300 Takatsuki-cho Hamamatsu-shi Shizuoka-ken, Japan 432-8611	6,717,000	(2)	0%	34.6%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	1,593,960	(3)	12.6%	8.2%
Barclays Global Investors, NA Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	1,100,416	(4)	8.7%	5.7%
Putnam, LLC d/b/a Putnam Investments Putnam Investment Management, LLC The Putnam Advisory Company, LLC One Post Office Square Boston, MA 02109	858,790	(5)	6.8%	4.4%
Rutabaga Capital Management 64 Broad Street, 3rd Floor Boston, MA 02109	853,099	(6)	6.7%	4.4%
Artisan Partners Limited Partnership Artisan Investment Corporation Andrew A. Ziegler Carlene Murphy Ziegler 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	743,200	(7)	5.9%	3.8%
Robert J. Dondelinger	138,956	(8)	1.1%	*
William I. Hagen	258,653	(8)	2.0%	1.3%
Masayoshi Ito	0	(9)	*	*
Susan E. Lester	14,000	(8)	*	*
William G. Ness	48,078	(8)	*	*
Gregg A. Ostrander	49,000	(8)	*	*
Kenneth J. Roering	49,000	(8)	*	*
Christopher A. Twomey	642,157	(8)	5.1%	3.3%
Robert Bonev	474	(8)	*	*
Timothy C. Delmore	168,735	(8)	1.3%	*
Ronald G. Ray	56,130	(8)	*	*
Ole E. Tweet	78,882	(8)	*	*
All Directors and Officers as a Group (16 persons)	1,707,306	(8)(9)	13.5%	8.8%

*	Less than 1%.
(1)	All outstanding shares of capital stock are Common Stock except shares held by Suzuki which are all Class B Common Stock. See “Election of Directors.”
(2)	Based on information included in a Schedule 13G filed with the SEC on September 16, 2003.
(3)	Based on information included in a Form 13F filed with the SEC on May 9, 2006.
(4)	Based on information included in a Form 13F filed with the SEC on May 15, 2006. The shares reported are held by Barclays Global Investors, N.A. and Barclays Global Fund Advisors in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors, N.A. has sole voting power over 600,427 shares and sole investment power over 738,252 shares. Barclays Global Fund Advisors has sole voting and investment power over 362,164 shares.
(5)	Based on information included in a Form 13F filed with the SEC on May 12, 2006. Putnam, LLC d/b/a Putnam Investments (“PI”) wholly owns two investment advisors: Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. The shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. Putnam Investment Management, LLC has sole voting power over 3,051 shares, no voting power over 479,340 shares and sole investment power over 482,391 shares. The Putnam Advisory Company, LLC has sole voting power over 198,857 shares, no voting power over 177,542 shares and sole investment power over 376,399 shares.
(6)	Based on information included in a Form 13F filed with the SEC on April 27, 2006.
(7)	Based on information included in a Form 13F filed with the SEC on May 5, 2006. The shares reported were acquired on behalf of discretionary clients of Artisan Partners Limited Partnership (“Artisan Partners”), an investment advisor. Artisan Investment Corporation (“Artisan Corp.”) is the general partner of Artisan Partners. Mr. and Ms. Ziegler are the principal shareholders of Artisan Corp.
(8)	Includes the following number of shares purchasable by the indicated individuals and group within 60 days from the date hereof pursuant to the exercise of outstanding stock options: Mr. Dondelinger, 83,721 shares; Mr. Hagen, 83,721 shares; Ms. Lester, 12,000 shares; Mr. Ness, 18,000 shares; Mr. Ostrander, 48,000 shares; Mr. Roering, 48,000 shares; Mr. Twomey, 442,716 shares; Mr. Delmore, 120,000 shares; Mr. Ray, 36,668 shares; Mr. Tweet, 17,500 shares; and all directors and officers as a group, 1,025,370 shares. Also, Mr. Hagen’s shares include 6,137 shares owned by Mr. Hagen’s wife, the beneficial ownership of which he disclaims.
(9)	Excludes shares held by Suzuki.

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the SEC require the Company to disclose the identity of directors, executive officers and beneficial owners of more than 10% of the Common Stock of the Company who did not file on a timely basis reports required by Section 16 of the 1934 Act. Based solely on review of copies of those reports, or written representations from reporting persons, the Company believes that all directors and executive officers complied with all filing requirements applicable to them during fiscal year ended March 31, 2006.

Equity Compensation Plan Information

        The following table provides information regarding the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing compensation plans as of March 31, 2006, consisting of the Company’s 1989 Stock Option Plan, 1995 Stock Plan and 2002 Stock Plan.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	1,568,349	$19.30	420,442

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	1,568,349	$19.30	420,442

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Grant Thornton LLP, an independent registered public accounting firm, was the auditor for the Company for fiscal 2006. The Audit Committee will consider the selection of auditor for fiscal 2007 after the Annual Meeting of Shareholders and currently expects to recommend Grant Thornton LLP. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he/she desires to do so and will be available to respond to appropriate questions.

Audit Fees

        The following table presents fees for professional services performed by Grant Thornton LLP for the annual audit of the Company’s consolidated financial statements for the fiscal years ending March 31, 2006 and 2005 and fees billed for other services provided by Grant Thornton LLP:

	2006	2005

Audit Fees(1)	$323,000	$404,000
Audit-Related Fees(2)	50,000	48,000
Tax Fees(3)	417,000	408,000
All Other Fees	0	0

Total	$790,000	$860,000

(1)	Consists of audit work performed in preparation of the annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.
(2)	Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit and review of consolidated financial statements and not reported under “Audit Fees,” including accounting and disclosure related research, due diligence assistance/research and review of regulatory correspondence.

(3)	Consists of fees and expenses for services related to tax compliance, tax advice and tax planning.

        The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

        The Audit Committee pre-approved all of the audit and permissible non-audit services performed by Grant Thornton LLP during fiscal 2006 and 2005.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors of the Company is composed of four independent directors and operates under a written charter adopted by the Board of Directors, which can be viewed on the Company’s website. Management is responsible for the Company’s consolidated financial statements and financial reporting process, including systems of internal control. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and expressing opinions as to their conformity with accounting standards generally accepted in the United States and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, Grant Thornton LLP will express its own opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Grant Thornton LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee reviewed the fees indicated above and discussed with the independent auditors that firm’s independence.

        Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006 filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Gregg A. Ostrander (Chair)	William I. Hagen	Susan E. Lester	Kenneth J. Roering

SHAREHOLDER PROPOSALS

        The proxy rules of the SEC permit shareholders, after timely notice to a company, to present proposals for shareholder action in a company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by corporate action in accordance with the proxy rules. The Company’s Annual Meeting of Shareholders for the fiscal year ending March 31, 2007 is expected to be held on or about August 1, 2007 and proxy materials in connection with that meeting are expected to be mailed on or about June 29, 2007. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before March 2, 2007. In addition, if the Company receives notice of a separate shareholder proposal before May 4, 2007 or after June 4, 2007, such proposal will be considered untimely pursuant to the Company’s Bylaws and Rules 14a-4 and 14a-5(e) under the 1934 Act, and the persons to be named as proxies solicited by the Board of Directors of the Company for its 2007 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal. See also “Other Matters” below.

METHOD OF PROXY SOLICITATION

        The entire cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the proxy itself, and the cost of soliciting proxies relating to the Annual Meeting will be borne by the Company. In addition to use of the mail, proxies may be solicited by officers, directors and other regular employees of the Company by telephone, telegraph or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

OTHER MATTERS

        The Company’s Bylaws provide that certain requirements be met in order that business may properly come before the shareholders at the Annual Meeting. Among other things, shareholders intending to bring business before the Annual Meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 60 days nor more than 90 days prior to the meeting date corresponding with the previous year’s Annual Meeting. Shareholders desiring to bring matters for action at an Annual Meeting should contact the Company’s Secretary for a copy of the relevant procedure. Since no such notice was received with respect to this year’s Annual Meeting, no shareholders may bring additional business before the Annual Meeting for action.

        The Annual Report of the Company for the past fiscal year is enclosed herewith and contains the Company’s financial statements for the fiscal year ended March 31, 2006. A copy of Form 10-K, the annual report filed by the Company with the SEC, will be furnished without charge to any shareholder who requests it in writing from the Company, at the address noted on the first page of this Proxy Statement.

        The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the persons in the enclosed form of proxy intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of the Company.

By Order of the Board of Directors,

Timothy C. Delmore,
Secretary

ARCTIC CAT INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, August 2, 2006

4:00 p.m.

Arctic Cat Inc.

601 Brooks Avenue South

Thief River Falls, MN 56701

Arctic Cat Inc. 601 Brooks Avenue South Thief River Falls, MN 56701	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 2, 2006 or any adjournment or adjournments thereof.

The shares of stock of Arctic Cat Inc. you hold will be voted as you specify on the reverse side.

By signing the proxy, you revoke all prior proxies and appoint Christopher A. Twomey and William G. Ness as proxies (each with the power to act alone and with the power of substitution and revocation) to vote your shares as you designate on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on August 1, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/acat/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on August 1, 2006.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Arctic Cat Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

\/     Please detach here     \/

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:	01 William G. Ness 02 Gregg A. Ostrander	☐ Vote FOR all nominees except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for either indicated nominee, write the number of the nominee in the box provided to the right.)

2.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL ONE AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:	Date __________________________________, 2006

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.